Exhibit 99.1

NEWS RELEASE

STEWART INFORMATION SERVICES CORP. P.O. Box 2029 Houston, Texas 77252-2029 www.stewart.com	CONTACT Kathryn Bass / Brian Glaze Investor Relations (713) 625-8633

Stewart Reports Second Quarter 2024 Results

•	Total revenues of $602.2 million ($602.7 million on an adjusted basis) compared to $549.2 million ($550.3 million on an adjusted basis) in the prior year quarter

•	Net income of $17.3 million ($25.4 million on an adjusted basis) compared to $15.8 million ($25.8 million on an adjusted basis) in the prior year quarter

•	Diluted earnings per share of $0.62 ($0.91 on an adjusted basis) compared to prior year diluted EPS of $0.58 ($0.94 on an adjusted basis)

HOUSTON, July 24, 2024 - Stewart Information Services Corporation (NYSE: STC) today reported net income attributable to Stewart of $17.3 million ($0.62 per diluted share) for the second quarter 2024, compared to $15.8 million ($0.58 per diluted share) for the second quarter 2023. On an adjusted basis, second quarter 2024 net income was $25.4 million ($0.91 per diluted share) compared to $25.8 million ($0.94 per diluted share) in the second quarter 2023. Pretax income before noncontrolling interests for the second quarter 2024 was $29.0 million ($39.6 million on an adjusted basis) compared to $25.2 million ($38.3 million on an adjusted basis) for the second quarter 2023.

Second quarter 2024 results included $0.5 million of pretax net realized and unrealized losses primarily driven by net unrealized losses on fair value changes of equity securities investments in the title segment, while second quarter 2023 results included $1.1 million of pretax net realized and unrealized losses, primarily composed of a contingent receivable loss adjustment resulting from a previous disposition of a business in the corporate and other segment, partially offset by net unrealized gains on fair value changes of equity securities investments in the title segment.

“Our second quarter revenues increased when compared to the second quarter of last year, driven by solid topline results in several of our core businesses. As with the rest of the industry, we remain impacted by a continued difficult housing market,” commented Fred Eppinger, chief executive officer. “We remain focused on achieving our strategic goals and continue to invest in ourselves as we pursue growth and margin improvement across all lines of business.”

Selected Financial Information

Summary results of operations are as follows (dollars in millions, except per share amounts, pretax margin and adjusted pretax margin, and amounts may not add as presented due to rounding):

	Quarter Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Total revenues	602.2	549.2	1,156.5	1,073.5
Pretax income before noncontrolling interests	29.0	25.2	36.2	15.0
Income tax expense	(7.9)	(5.4)	(8.9)	(0.5)
Net income attributable to noncontrolling interests	(3.7)	(4.0)	(6.8)	(6.9)
Net income attributable to Stewart	17.3	15.8	20.5	7.6
Non-GAAP adjustments, after taxes*	8.1	10.0	9.6	17.9
Adjusted net income attributable to Stewart*	25.4	25.8	30.0	25.5
Pretax margin	4.8%	4.6%	3.1%	1.4%
Adjusted pretax margin*	6.6%	7.0%	4.2%	3.6%
Net income per diluted Stewart share	0.62	0.58	0.73	0.28
Adjusted net income per diluted Stewart share*	0.91	0.94	1.07	0.93

* Adjusted net income, adjusted pretax margin and adjusted net income per diluted share are non-GAAP measures. See Appendix A for explanation and reconciliation of non-GAAP adjustments.

Title Segment

Summary results of the title segment are as follows (dollars in millions, except pretax margin and adjusted pretax margin):

	Quarter Ended June 30,
	2024	2023	% Change
Operating revenues	496.2	466.7	6%
Investment income	14.3	12.1	18%
Net realized and unrealized (losses) gains	(0.5)	2.0	(125)%
Pretax income	33.4	35.5	(6)%
Non-GAAP adjustments to pretax income*	5.0	2.3
Adjusted pretax income*	38.4	37.7	2%
Pretax margin	6.5%	7.4%
Adjusted pretax margin*	7.5%	7.9%

* Adjusted pretax income and adjusted pretax margin are non-GAAP financial measures. See Appendix A for explanation and reconciliation of non-GAAP adjustments.

Title segment operating revenues improved $29.5 million, or 6 percent, in the second quarter 2024 primarily driven by increased revenues from our domestic commercial, international and agency title operations, partially offset by lower domestic noncommercial revenues, while total segment operating expenses increased $31.3 million, or 7 percent, compared to the second quarter 2023. Agency retention expenses in the second quarter 2024 increased $28.4 million, or 17 percent, primarily driven by $32.0 million, or 15 percent, improvement in gross agency revenues compared to the second quarter 2023, while the average independent agency remittance rate in the second quarter 2024 decreased to approximately 16.9 percent, compared to 17.7 percent during the prior year quarter, primarily due to increased agency revenues in states with relatively higher agent retention rates.

Total title segment employee costs and other operating expenses slightly increased by $2.0 million, or less than a percent, in the second quarter 2024 compared to the prior year quarter, primarily due to increased outside search expenses related to higher commercial revenues. As a percentage of operating revenues, these expenses were 49.7 percent in the second quarter 2024 compared to 52.4 percent in the second quarter 2023. Title loss expense in the second quarter 2024 increased $1.3 million, or 7 percent, primarily driven by higher title revenues compared to the prior year quarter. As a percentage of title revenues, title loss expense was 4.2 percent for both the second quarters 2024 and 2023.

Investment income improved by $2.2 million in the second quarter 2024 compared to the prior year quarter, primarily resulting from higher interest income on eligible escrow balances in the second quarter 2024. In addition to the net realized and unrealized losses and gains presented above, non-GAAP adjustments to the title segment’s pretax income for the second quarters 2024 and 2023 included $4.6 million and $4.2 million, respectively, of total acquisition intangible asset amortization and other expenses.

Direct title revenues information is presented below (dollars in millions):

	Quarter Ended June 30,
	2024	2023	% Change
Non-commercial:
Domestic	169.4	184.5	(8)%
International	28.1	25.9	8%
	197.5	210.4	(6)%
Commercial:
Domestic	51.0	41.5	23%
International	7.0	6.1	15%
	58.0	47.6	22%
Total direct title revenues	255.5	258.0	(1)%

Second quarter 2024 total non-commercial domestic revenues decreased $15.1 million, or 8 percent, primarily resulting from a 9 percent decrease in total residential purchase and refinancing transactions and a lower average fee per file compared to the prior year quarter. Domestic commercial revenues increased $9.5 million, or 23 percent, primarily driven by improved average transaction size and higher commercial transactions closed compared to the prior year quarter. Second quarter 2024 average domestic commercial fee per file improved 17 percent to $13,500, compared to $11,600 in the second quarter 2023, while average residential fee per file was $3,000, which was 7 percent lower compared to $3,300 in the prior year quarter, primarily due to a lower purchase transaction mix in the second quarter 2024.

Real Estate Solutions Segment

Summary results of the real estate solutions segment are as follows (dollars in millions, except pretax margin and adjusted pretax margin):

	Quarter Ended June 30,
	2024	2023	% Change
Operating revenues	92.2	71.4	29%
Pretax income	5.1	3.3	56%
Non-GAAP adjustments to pretax income*	5.5	7.1
Adjusted pretax income*	10.6	10.3	3%
Pretax margin	5.5%	4.6%
Adjusted pretax margin*	11.5%	14.5%

* Adjusted pretax income and adjusted pretax margin are non-GAAP financial measures. See Appendix A for an explanation and reconciliation of non-GAAP adjustments.

Segment operating revenues increased $20.8 million, or 29 percent, in the second quarter 2024 compared to the prior year quarter, primarily due to increased revenues from credit information and valuation services. On a combined basis, employee costs and other operating expenses in the second quarter 2024 increased $19.0 million, or 31 percent, consistent with the higher operating revenues. Non-GAAP adjustments to pretax income shown in the schedule above were primarily related to acquisition intangible asset amortization expenses.

Corporate and Other Segment

The segment’s results were primarily driven by net expenses attributable to corporate operations, which decreased to $9.5 million in the second quarter 2024, compared to $10.5 million in the second quarter 2023, primarily driven by management’s cost discipline. The segment’s results for the second quarter 2023 included net realized losses of $3.1 million, primarily driven by a loss adjustment resulting from a previous disposition of a business.

Expenses

Consolidated employee costs in the second quarter 2024 decreased $3.0 million, or 2 percent, compared to the second quarter 2023, primarily due to reduced incentive compensation and a 3 percent lower average employee count in the second quarter 2024. As a percentage of total operating revenues, employee costs improved to 30.5 percent in the second quarter 2024 compared to 33.9 percent in the prior year quarter.

Consolidated other operating expenses in the second quarter 2024 increased $23.0 million, or 18 percent, primarily as a result of increased service expenses and outside search fees related to higher revenues from real estate solutions and commercial title operations, respectively, and higher office closure costs compared to the second quarter 2023. As a percentage of total operating revenues, total other operating expenses for the second quarter 2024 were 25.9 percent, compared to 24.0 percent in the prior year quarter, primarily driven by increased real estate solutions service expenses.

Other

Net cash provided by operations in the second quarter 2024 was $21.1 million compared to $35.1 million of net cash provided by operations in the second quarter 2023, primarily due to increased trade accounts receivable resulting from increased revenues in our real estate solutions operations during the second quarter 2024. Our effective income tax rate for the second quarter 2024 was higher than our normal tax rate primarily due to the higher pretax contribution of our international operations (which have higher average income tax rates) compared to our domestic operations.

Second Quarter Earnings Call

Stewart will hold a conference call to discuss the second quarter 2024 earnings at 8:30 a.m. Eastern Time on Thursday, July 25, 2024. To participate, dial (800) 274-8461 (USA) or (203) 518-9814 (International) - access code STCQ224. Additionally, participants can listen to the conference call through Stewart’s Investor Relations website at https://investors.stewart.com/news-and-events/events/default.aspx. The conference call replay will be available from 11:00 a.m. Eastern Time on July 25, 2024 until midnight on August 1, 2024 by dialing (888) 274-8335 (USA) or (402) 220-2327 (International).

About Stewart

Stewart (NYSE-STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage and real estate industries, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we are dedicated to becoming the premier title services company and we are committed to doing so by partnering with our customers to create mutual success. Learn more at stewart.com.

Cautionary statement regarding forward-looking statements. Certain statements in this earnings release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as “may,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “will,” “foresee” or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the volatility of economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the ability to attract and retain highly productive sales associates; the impact of vetting our agency operations for quality and profitability; independent agency remittance rates; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; our ability to manage risks associated with potential cybersecurity or other privacy or data security breaches; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; seasonality and weather; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2023, and if applicable, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K filed subsequently. All forward-looking statements included in this earnings release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statements contained in this earnings release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION

CONDENSED STATEMENTS OF INCOME

(In thousands of dollars, except per share amounts and except where noted)

	Quarter Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues:
Title revenues:
Direct operations	255,480	257,994	466,068	465,864
Agency operations	240,760	208,755	481,532	457,775
Real estate solutions and other	92,198	71,387	175,214	133,978
Total operating revenues	588,438	538,136	1,122,814	1,057,617
Investment income	14,306	12,123	27,207	18,722
Net realized and unrealized (losses) gains	(514)	(1,105)	6,524	(2,883)
	602,230	549,154	1,156,545	1,073,456
Expenses:
Amounts retained by agencies	200,126	171,776	400,102	377,514
Employee costs	179,708	182,666	352,125	353,217
Other operating expenses	152,291	129,333	289,244	250,073
Title losses and related claims	21,090	19,802	38,472	37,476
Depreciation and amortization	15,198	15,528	30,582	30,434
Interest	4,812	4,875	9,869	9,724
	573,225	523,980	1,120,394	1,058,438
Income before taxes and noncontrolling interests	29,005	25,174	36,151	15,018
Income tax expense	(7,940)	(5,392)	(8,876)	(454)
Net income	21,065	19,782	27,275	14,564
Less net income attributable to noncontrolling interests	3,722	3,967	6,802	6,939
Net income attributable to Stewart	17,343	15,815	20,473	7,625

Net earnings per diluted share attributable to Stewart	0.62	0.58	0.73	0.28
Diluted average shares outstanding (000)	28,013	27,444	28,011	27,402

Selected financial information:
Net cash provided (used) by operations	21,123	35,107	(8,465)	(15,995)
Other comprehensive (loss) income	(752)	(1,290)	(7,348)	6,017

Second Quarter Domestic Order Counts:

Opened Orders 2024:	Apr	May	June	Total	Closed Orders 2024:	Apr	May	June	Total
Commercial	1,232	1,249	1,045	3,526	Commercial	1,288	1,314	1,185	3,787
Purchase	19,273	18,493	17,291	55,057	Purchase	12,247	13,610	11,975	37,832
Refinancing	5,782	5,976	4,973	16,731	Refinancing	3,530	3,547	2,901	9,978
Other	3,664	4,810	2,933	11,407	Other	3,272	2,526	2,104	7,902
Total	29,951	30,528	26,242	86,721	Total	20,337	20,997	18,165	59,499

Opened Orders 2023:	Apr	May	June	Total	Closed Orders 2023:	Apr	May	June	Total
Commercial	1,034	1,071	1,189	3,294	Commercial	1,069	1,212	1,304	3,585
Purchase	17,457	20,956	19,030	57,443	Purchase	12,312	15,013	14,901	42,226
Refinancing	5,365	6,102	5,393	16,860	Refinancing	3,298	3,587	3,698	10,583
Other	3,536	2,129	1,923	7,588	Other	1,066	1,131	1,658	3,855
Total	27,392	30,258	27,535	85,185	Total	17,745	20,943	21,561	60,249

STEWART INFORMATION SERVICES CORPORATION

CONDENSED BALANCE SHEETS

(In thousands of dollars)

	June 30, 2024 (Unaudited)	December 31, 2023
Assets:
Cash and cash equivalents	133,405	233,365
Short-term investments	43,341	39,023
Investments in debt and equity securities, at fair value	660,933	679,936
Receivables – premiums from agencies	39,974	38,676
Receivables – other	117,593	93,811
Allowance for uncollectible amounts	(8,186)	(7,583)
Property and equipment, net	86,729	82,335
Operating lease assets, net	108,653	115,879
Title plants	73,378	73,359
Goodwill	1,080,546	1,072,129
Intangible assets, net of amortization	177,112	193,196
Deferred tax assets	3,673	3,776
Other assets	128,335	84,959
	2,645,486	2,702,861
Liabilities:
Notes payable	445,568	445,290
Accounts payable and accrued liabilities	165,382	190,054
Operating lease liabilities	127,307	135,654
Estimated title losses	512,446	528,269
Deferred tax liabilities	23,509	25,045
	1,274,212	1,324,312
Stockholders’ equity:
Common Stock and additional paid-in capital	345,082	338,451
Retained earnings	1,064,870	1,070,841
Accumulated other comprehensive loss	(42,563)	(35,215)
Treasury stock	(2,666)	(2,666)
Stockholders’ equity attributable to Stewart	1,364,723	1,371,411
Noncontrolling interests	6,551	7,138
Total stockholders’ equity	1,371,274	1,378,549
	2,645,486	2,702,861

Number of shares outstanding (000)	27,605	27,370
Book value per share	49.44	50.11

STEWART INFORMATION SERVICES CORPORATION

SEGMENT INFORMATION

(In thousands of dollars)

Quarter Ended:	June 30, 2024				June 30, 2023
	Title	Real Estate Solutions	Corporate and Other	Total	Title	Real Estate Solutions	Corporate and Other	Total
Revenues:
Operating revenues	496,240	92,198	-	588,438	466,749	71,387	-	538,136
Investment income	14,282	24	-	14,306	12,099	24	-	12,123
Net realized and unrealized (losses) gains	(487)	-	(27)	(514)	1,977	-	(3,082)	(1,105)
	510,035	92,222	(27)	602,230	480,825	71,411	(3,082)	549,154
Expenses:
Amounts retained by agencies	200,126	-	-	200,126	171,776	-	-	171,776
Employee costs	162,916	13,583	3,209	179,708	165,585	12,538	4,543	182,666
Other operating expenses	83,616	67,252	1,423	152,291	78,960	49,311	1,061	129,332
Title losses and related claims	21,090	-	-	21,090	19,802	-	-	19,802
Depreciation and amortization	8,536	6,264	398	15,198	8,883	6,280	365	15,528
Interest	380	7	4,425	4,812	360	-	4,515	4,875
	476,664	87,106	9,455	573,225	445,366	68,129	10,484	523,979
Income (loss) before taxes	33,371	5,116	(9,482)	29,005	35,459	3,282	(13,566)	25,175

Six Months Ended:	June 30, 2024				June 30, 2023
	Title	Real Estate Solutions	Corporate and Other	Total	Title	Real Estate Solutions	Corporate and Other	Total
Revenues:
Operating revenues	947,600	175,214	-	1,122,814	923,639	133,978	-	1,057,617
Investment income	27,158	49	-	27,207	18,665	57	-	18,722
Net realized and unrealized gains (losses)	6,629	-	(105)	6,524	164	-	(3,047)	(2,883)
	981,387	175,263	(105)	1,156,545	942,468	134,035	(3,047)	1,073,456
Expenses:
Amounts retained by agencies	400,102	-	-	400,102	377,514	-	-	377,514
Employee costs	319,718	25,801	6,606	352,125	319,862	24,971	8,384	353,217
Other operating expenses	161,516	125,070	2,658	289,244	155,127	91,835	3,112	250,074
Title losses and related claims	38,472	-	-	38,472	37,476	-	-	37,476
Depreciation and amortization	17,266	12,538	778	30,582	16,986	12,581	867	30,434
Interest	759	7	9,103	9,869	709	-	9,015	9,724
	937,833	163,416	19,145	1,120,394	907,674	129,387	21,378	1,058,439
Income (loss) before taxes	43,554	11,847	(19,250)	36,151	34,794	4,648	(24,425)	15,017

Appendix A

Non-GAAP Adjustments

Management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) to analyze its performance. These include: (1) adjusted revenues, which are reported revenues adjusted for net realized and unrealized gains and losses and (2) adjusted pretax income and adjusted net income, which are reported pretax income and reported net income after earnings from noncontrolling interests, respectively, adjusted for net realized and unrealized gains and losses, acquired intangible asset amortization, office closure costs, executive severance expenses, and nonrecurring expenses. Adjusted diluted earnings per share (adjusted diluted EPS) is calculated using adjusted net income divided by the diluted average weighted outstanding shares. Adjusted pretax margin is calculated using adjusted pretax income divided by adjusted total revenues. Management views these measures as important performance measures of core profitability for its operations and as key components of its internal financial reporting. Management believes investors benefit from having access to the same financial measures that management uses.

Below are reconciliations of the non-GAAP financial measures used by management to the most directly comparable GAAP measures for the quarter and six months ended June 30, 2024 and 2023 (dollars in millions, except shares, per share amounts and pretax margins, and amounts may not add as presented due to rounding).

	Quarter Ended June 30,			Six Months Ended June 30,
	2024	2023	% Chg	2024	2023	% Chg

Total revenues	602.2	549.2	10%	1,156.5	1,073.5	8%
Non-GAAP revenue adjustments:
Net realized and unrealized losses (gains)	0.5	1.1		(6.5)	2.9
Adjusted total revenues	602.7	550.3	10%	1,150.0	1,076.3	7%

Pretax income	29.0	25.2	15%	36.2	15.0	141%
Non-GAAP pretax adjustments:
Net realized and unrealized losses (gains)	0.5	1.1		(6.5)	2.9
Acquired intangible asset amortization	8.3	9.1		16.8	17.6
Office closure costs	1.5	-		1.6	-
Executive severance expenses	0.3	1.7		0.6	1.7
State sales tax assessment expense	-	1.2		-	1.2
Adjusted pretax income	39.6	38.3	3%	48.7	38.5	27%
GAAP pretax margin	4.8%	4.6%		3.1%	1.4%
Adjusted pretax margin	6.6%	7.0%		4.2%	3.6%

Net income attributable to Stewart	17.3	15.8	10%	20.5	7.6	169%
Non-GAAP pretax adjustments:
Net realized and unrealized losses (gains)	0.5	1.1		(6.5)	2.9
Acquired intangible asset amortization	8.3	9.1		16.8	17.6
Office closure costs	1.5	-		1.6	-
Executive severance expenses	0.3	1.7		0.6	1.7
State sales tax assessment expense	-	1.2		-	1.2
Net tax effects of non-GAAP adjustments	(2.5)	(3.2)		(3.0)	(5.6)
Non-GAAP adjustments, after taxes	8.1	10.0		9.6	17.9
Adjusted net income attributable to Stewart	25.4	25.8	(2)%	30.0	25.5	18%

Diluted average shares outstanding (000)	28,013	27,444		28,011	27,402
GAAP net income per share	0.62	0.58		0.73	0.28
Adjusted net income per share	0.91	0.94		1.07	0.93

	Quarter Ended June 30,			Six Months Ended June 30,
	2024	2023	% Chg	2024	2023	% Chg
Title Segment:
Revenues	510.0	480.8	6%	981.4	942.5	4%
Net realized and unrealized losses (gains)	0.5	(2.0)		(6.6)	(0.2)
Adjusted revenues	510.5	478.8	7%	974.8	942.3	3%

Pretax income	33.4	35.5	(6)%	43.6	34.8	25%
Non-GAAP revenue adjustments:
Net realized and unrealized losses (gains)	0.5	(2.0)		(6.6)	(0.2)
Acquired intangible asset amortization	2.8	3.3		5.7	6.0
Office closure costs	1.5	-		1.6	-
Severance expenses	0.3	1.0		0.6	1.0
Adjusted pretax income	38.4	37.7	2%	44.9	41.6	8%
GAAP pretax margin	6.5%	7.4%		4.4%	3.7%
Adjusted pretax margin	7.5%	7.9%		4.6%	4.4%

Real Estate Solutions Segment:

Revenues	92.2	71.4	29%	175.3	134.0	31%

Pretax income	5.1	3.3	56%	11.8	4.6	155%
Non-GAAP revenue adjustments:
Acquired intangible asset amortization	5.5	5.8		11.1	11.6
State sales tax assessment expense	-	1.2		-	1.2
Adjusted pretax income	10.6	10.3	3%	23.0	17.5	31%
GAAP pretax margin	5.5%	4.6%		6.8%	3.5%
Adjusted pretax margin	11.5%	14.5%		13.1%	13.1%